Ashton  Technology Group and OptiMark  Innovations Inc.
Announce  Completion of Strategic Investment


            Ashton also Announces Completion of Related Transactions
            --------------------------------------------------------

     Jersey City, NJ, and Philadelphia, PA, May 8, 2002 - The Ashton Technology Group, Inc. (OTCBB: ASTN) and OptiMark Innovations Inc., today announced the completion of the strategic investment in Ashton by Innovations and the re-launch of Ashton's business.

     As a result of the transaction, Ashton has received $7,272,727 in cash, as well as intellectual property and technology in exchange for shares of Ashton common stock, par value $.01 per share, representing 80% of the total issued and outstanding shares of Ashton common stock at closing. In addition, Innovations has lent $2,727,273 in cash to Ashton in exchange for a senior secured convertible note.

     Ashton intends to use the cash, intellectual property and technology proceeds from this transaction to re-launch its businesses. The immediate focus will be expanding the guaranteed liquidity program for buy-side institutions. Subsequently, Ashton intends to use the remaining proceeds from the transaction along with the proprietary quantitative trading algorithms and exchange platforms received from OptiMark Innovations to penetrate new markets that will benefit from Ashton's low-cost guaranteed liquidity.

     "This investment brings vital capital, technology, leadership and relationships to Ashton that will help position the company as a valuable liquidity provider to institutional investors" said Robert Warshaw, the acting CEO of Ashton. "We are prepared to immediately offer institutional investors the highest levels of low-cost liquidity in a broader universe of stocks."

     Mr. Warshaw said Ashton, over the next three months, plans to introduce substantial enhancements to its product offerings, including increasing the number of match sessions to 30-minute increments, allowing institutional traders to gain access to Ashton's low cost liquidity throughout the day.

     In conjunction with the closing, OptiMark Innovations Inc. disclosed that it had received a private equity investment from Draper Fisher Jurvetson


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ePlanet Ventures. The proceeds of this investment were used by OptiMark
Innovations to fund its investment in Ashton described above.

     Upon the closing of the OptiMark Innovations transaction, Ashton announced the following:

               Issuance of Shares/Resignation of Certain Directors
               ---------------------------------------------------

     Ashton has issued 608,707,567 shares of its common stock to Innovations and reserved an additional 52,870,757 shares of its common stock for conversion of the senior secured convertible note issued to Innovations. Concurrent with the closing, Ashton has accepted the resignations of Messrs. Thomas Brown, K. Ivan Gothner, Fredric W. Rittereiser and William W. Uchimoto as members of the Board of Directors.

                   New Executive Management/Board of Directors
                   -------------------------------------------

     Fred Weingard, Ashton's chief technology officer, remains on the Board of Directors and will be joined by Mr. Warshaw, Trevor Price, Ashton's new chief operating officer, and Ronald D. Fisher, managing director of SOFTBANK Capital Partners. Additional directors shall be named in the near future.

     Ashton's new Board of Directors named Mr. Warshaw as acting chief executive officer, Trevor Price as chief operating officer and James Pak as chief financial officer. They join Fred Weingard (chief technology officer), Jennifer Andrews (executive vice president, finance) and William Uchimoto (general counsel) as members of Ashton's executive management team.

                           RGC International Investors
                           ---------------------------

     Ashton also announced the re-structuring of its existing agreements with RGC International Investors, LDC. RGC has exchanged the 9% Secured Convertible Note of Ashton dated July 13, 2001 for (i) a 7.5% Senior Secured Note that will mature in four years and (ii) warrants to purchase shares of Ashton common stock. In addition, Ashton has re-paid the principal and accrued interest in connection with a $250,000 bridge loan extended to Ashton by RGC on April 11, 2002.

                Separation Agreement with Fredric W. Rittereiser
                ------------------------------------------------

     In connection with Fredric W. Rittereiser's resignation as a director and the termination of his existing employment agreement, Ashton has


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entered into a separation and release agreement. The agreement calls for cash payments totaling $150,000, payable within a year from the close of the transaction with Innovations. Mr. Rittereiser will also receive four million shares of Ashton common stock and health care benefits for one year.

                     About The Ashton Technology Group, Inc.
                     ---------------------------------------

     Ashton Technology, through its subsidiaries, provides global institutional investors with low-cost liquidity in S&P500, NASDAQ 100 and Russell 1000 securities. Ashton's guaranteed price/fill program is a highly reliable, easily accessible source for anonymous block liquidity, eliminating market impact and guaranteeing trade execution results that beat 80% of all institutional equity trades (Elkins-McSherry). As a result of the investment in Ashton by Innovations, OptiMark Inc., SOFTBANK Capital Partners and Draper Fisher Jurvetson ePlanet Ventures are indirect investors in Ashton.

                         About OptiMark Innovations Inc.
                         -------------------------------

     OptiMark Innovations Inc. is a holding company funded by OptiMark, Inc. and affiliates of SOFTBANK Capital Partners and Draper Fisher Jurvetson ePlanet Ventures.

                 About Draper Fisher Jurvetson ePlanet Ventures
                 ----------------------------------------------

     Draper Fisher Jurvetson ePlanet Ventures is a global venture capital firm focused on the information technology sector. DFJ ePlanet was founded in 1999 to take advantage of the growing trend towards globalization in technology by the leading Silicon Valley-based venture capital firm, Draper Fisher Jurvetson, in partnership with Europe-based ePlanet Partners. DFJ ePlanet Ventures has offices in Redwood City, CA, London, Tel Aviv, Singapore, Hong Kong and Tokyo.

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Although Ashton believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in


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greater detail in Ashton's filings with the Securities and Exchange Commission.


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